Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John M. Daniel

Wednesday, June 1, 2005

(432) 620-0300

KEY ENERGY ANNOUNCES WAIVER FROM BANK LENDERS

 AND BACK-STOP FINANCING COMMITMENT

MIDLAND, TX, June 1, 2005 – Key Energy Services, Inc. (Pink Sheets: KEGS) announced today that the lenders under its senior secured credit facility have amended the terms of the facility to provide additional waivers of the information delivery covenants in the facility.  The Company also announced that it has received a commitment to provide $550 million in loan facilities in the event it elects to refinance its existing bank debt or senior notes.

BANK LENDER WAIVER

The lenders under the senior secured credit facility have extended to July 31, 2005, the date by which the Company must deliver audited financial statements for 2003. The lenders also agreed to extend until October 31, 2005 the date by which the Company must deliver quarterly financial statements and audited financial statements for 2004 and to extend until December 31, 2005 the date by which the Company must deliver quarterly financial statements for the first three quarters of 2005.  Accordingly, the Company continues to be able to borrow under the revolving credit facility and to obtain letters of credit.

The Company currently has outstanding borrowings of $48 million and outstanding letters of credit of $82.1 million.  In addition, as of May 27, 2005, the Company had cash and short term investments of approximately $121 million. The Company believes that it has adequate cash flow and liquidity to fund its current activities. The terms of the amendment are otherwise similar to those set forth in the prior amendments announced on April 7, 2004, September 2, 2004, December 20, 2004, March 31, 2005 and April 29, 2005. The Company will pay waiver fees of approximately $375,000 to the lenders and an administrative fee to the administrative agent in consideration of the amendment.

The Company is in discussions with its equipment lessors in order to seek similar waivers.  As previously disclosed, one equipment lessor has declined to grant another waiver and the outstanding balance of $8.2 million owed to such lessor will be paid off or refinanced with a new lessor.

BACK-STOP FINANCING COMMITMENT

The Company announced that it has received a commitment from Lehman Brothers Inc. and Lehman Commercial Paper, Inc. for up to $550 million of financing (“Back-Stop Facilities”) in the event the Company elects or is required to refinance any or all of its senior secured credit facility, its 6.375% Senior Notes due 2013 or its 8.375% Senior Notes due 2008.  The Back-Stop Facilities include a seven-year $400 million Term Loan Facility, a pre-funded five-year $85 million Letter of Credit Facility and a five-year $65 million Revolving Credit Facility (including a $25 million sub-facility for additional letters of credit).  In the event the Company draws upon the Back-Stop Facilities, the Company anticipates that the interest rate on the Back-Stop Facilities will be slightly higher than the interest rates on its existing senior secured credit facility.  Additionally, the Company will pay commitment fees and in the event funding occurs, the Company will pay a funding fee based on the amount funded.  Loans under the facilities will be guaranteed by the Company’s material, domestic subsidiaries and will be secured by liens on substantially all of the assets of the Company and its domestic subsidiaries.   The commitment for the Back-Stop Facilities will expire on December 31, 2005.

6 Desta Drive, Midland, TX 79705

Commenting on the waivers, Dick Alario, Chairman and CEO stated, “We continue to appreciate the support we have received from the lenders under our senior secured credit facility.  These new waivers give us additional time to complete our restatement process and the 2004 and 2005 financial statements.”

Mr. Alario continued, “We are very pleased to have received the commitment for the Back-Stop Facilities from Lehman Brothers as we believe this commitment provides the Company with additional flexibility and liquidity.”

Key Energy Services, Inc. is the world’s largest rig-based, onshore well service company.  The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 financial statements; risks arising from the delisting of the Company’s common stock, including reduced liquidity for the Company’s shares; decreases in institutional and other investor demand, analyst coverage, market-making activity, information regarding trading prices and volume, and willingness of broker-dealers to execute trades; and adverse impact on trading volume and market price of the common stock; risk that the NYSE will not re-list the Company’s common shares once all SEC financial filings have been made; risks affecting activity levels for rig hours, including demand for the Company’s services and pricing; the impact of professional and other costs related to the restatement process, SEC investigation and pending litigation; the risk that the Company may not be able to complete the restatement process and audit and file financial statements before July 31, 2005 or to file its 2004 and 2005 annual and quarterly financial statements within the time periods specified in the current bank waivers;  risks that the Company will not be able to obtain waivers from its noteholders; risks affecting the availability of funding under the Back-Stop Facilities, including occurrence of a material adverse change (as defined) or other failure of condition; ; and risks that the Company may not be able to obtain additional waivers from its equipment lessors.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.